FIRST AMENDMENT TO CREDIT AGREEMENT


             THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of June 16, 1998, amends and supplements that certain Credit Agreement dated as of April 30, 1998 (as so amended, the "Credit Agreement") among BANDO MCGLOCKLIN CAPITAL CORPORATION, a Wisconsin corporation (the "Company") and FIRSTAR BANK MILWAUKEE, N.A. (the "Bank").

                                     RECITAL

             The Company and the Bank desire to amend the Credit Agreement as provided below.

                                   AGREEMENTS

             In consideration of the promises and agreements set forth in the Credit Agreement, as amended hereby, the Bank and the Company agree as follows:

             1. Definitions and References. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Credit Agreement. All references to the Credit Agreement contained in the Loan Documents shall, upon fulfillment of the conditions set forth in section 3 below, mean the Credit Agreement as amended by this First Amendment.

             2. Amendments to Credit Agreement. The Credit Agreement is amended as follows:

                  (a) Section 6.1 is amended by deleting the word "and" at the end of subsection (h) thereof, substituting a ";" in its place, deleting the "." at the end of subsection (i) thereof, and inserting a new subsections (j) and (k) to read as follows:

             ; (j) Indebtedness relating to Guaranties permitted under
             section 6.2 hereof; and (k) Indebtedness of BMSBLC permitted under the Credit Agreement referred to in section 6.2(c) below.

                  (b) Section 6.2 is amended by deleting the word "and" at the end of subsection (c) thereof, substituting a "," in its place, deleting the "." at the end of subsection (d) thereof, and inserting a new subsection (e) to read as follows:

             , and (e) unsecured Guaranties in favor of State of Wisconsin Investment Board ("SWIB") relating to indebtedness of BMSBLC owing to SWIB.

             3. Effectiveness of First Amendment. This First Amendment shall become effective upon its execution and delivery by the Company and the Bank, and receipt by the Bank of all other agreements, documents and instruments reasonably requested by the Bank.

             4. Representations and Warranties. The Company represents and warrants to the Bank that:

                  (a) The execution and delivery of this First Amendment, and the performance by the Company of its obligations hereunder, are within its corporate power, have been duly authorized by proper corporate action on the part of the Company, are not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the Articles of Incorporation or By-Laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and do not require the approval or consent of the shareholders of the Company, any governmental body, agency or authority or any other person or entity; and

                  (b) The representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date of this First Amendment except (i) the representations and warranties contained in section 3.3 of the Credit Agreement shall apply to the most recent financial statements delivered by the Company to the Lenders pursuant to sections 5.1 and 5.2 of the Credit Agreement and (ii) for changes contemplated or permitted by the Loan Documents and, to the Company's knowledge, no condition exists or event or act has occurred that, with or without the giving of notice or the passage of time, would constitute an Event of Default under the Credit Agreement.

             5. Costs and Expenses. The Company agrees to pay to the Bank, on demand, all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Bank in connection with the negotiation, execution and delivery of this First Amendment.

             6. Full Force and Effect. The Credit Agreement, as amended hereby, remains in full force and effect.

             7. Counterparts. This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of parties hereto may execute this First Amendment by signing any such counterpart.


                                 BANDO MCGLOCKLIN CAPITAL CORPORATION
                                 BY_____________________________
                                    Its___________________________

                                 FIRSTAR BANK MILWAUKEE, N.A.

                                 BY_____________________________
                                    Its___________________________